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EXHIBIT 4.89

                              BRIDGE LOAN AGREEMENT

                 THIS BRIDGE LOAN AGREEMENT, dated as of October 31, 2006, is entered into by and between BRILLIANT TECHNOLOGIES CORPORATION, a Delaware corporation with headquarters located at 211 Madison Avenue, New York, New York (the "Company"), and the entity named on an executed counterpart of the signature page hereto (the "Buyer").


                                  WITNESSETH:

                 WHEREAS, the Company and the Buyer are executing and delivering this Agreement in accordance with and in reliance upon the exemption from securities registration for offers and sales to accredited investors afforded, INTER ALIA, by Rule 506 under Regulation D ("Regulation D") as promulgated by the United States Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "1933 Act"), and/or Section 4(2) of the 1933 Act; and

                 WHEREAS, the Buyer wishes to lend funds in the amount of the Purchase Price (as defined below) to the Company, subject to and upon the terms and conditions of this Agreement and acceptance of this Agreement by the Company, the repayment of which will be represented by a Promissory Note of the Company (the "Note"), on the terms and conditions referred to herein; and

                 WHEREAS, in connection with the loan to be made by the Buyer, the Company has agreed to issue the Note and the Warrant (as defined below) to the Buyer;

                 NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

        AGREEMENT TO PURCHASE; PURCHASE PRICE.

                 a. PURCHASE.

                 (i) Subject to the terms and conditions of this Agreement and the other Transaction Agreements (as defined below), the Buyer hereby agrees to loan to the Company the principal amount specified on the Buyer's signature page of this Agreement (the "Purchase Price").

                 (ii) The obligation to repay the loan of the relevant Purchase Price from the Buyer shall be evidenced by the Company's issuance of one or more Notes to the Buyer in the principal amount of One Hundred Three (103%) of the Purchase Price paid by the Buyer. Each Note shall be payable on the date which is the earlier of (i) December 15, 2006, or (ii) the date

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                 c. AUTHORIZED SHARES.

                 (i) The authorized capital stock of the Company consists of (x) 800,000,000 shares of Common Stock, $0.0001 par value per share, of which approximately 530,000 are outstanding as of OCT 31, 2006 and (y) 1,000,000 shares of Preferred Stock, $0.001 par value, of which OCT 31, 2005 are outstanding as of the date hereof.

                 (ii) There are no outstanding securities which are convertible into shares of Common Stock, whether such conversion is currently exercisable or exercisable only upon some future date or the occurrence of some event in the future.

                 (iii) All issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. On the Certificate of Incorporation Amendment Filing Date the Company will have sufficient authorized and unissued shares of Common Stock as would be necessary to effect the issuance of the Shares upon the exercise of the Warrant.

                 (iv) On the Certificate of Incorporation Amendment Filing Date the Shares will be duly authorized by all necessary corporate action on the part of the Company, and, when issued upon exercise of the Warrant, in accordance with its terms, will have been duly and validly issued, fully paid and non-assessable and will not subject the Holder thereof to personal liability by reason of being such Holder.

                 d. TRANSACTION AGREEMENTS AND STOCK. This Agreement and each of the other Transaction Agreements, and the transactions contemplated thereby, have been duly and validly authorized by the Company, this Agreement has been duly executed and delivered by the Company and this Agreement is, and the Note, the Warrant and each of the other Transaction Agreements, when executed and delivered by the Company, will be, valid and binding agreements of the Company enforceable in accordance with their respective terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium, and other similar laws affecting the enforcement of creditors' rights generally.

                 e. NON-CONTRAVENTION. The execution and delivery of this Agreement and each of the other Transaction Agreements by the Company, the issuance of the Securities, and the consummation by the Company of the other transactions contemplated by this Agreement, the Note, the Warrant and the other Transaction Agreements do not and will not conflict with or result in a breach by the Company of any of the terms or provisions of, or constitute a default under (i) the certificate of incorporation or by-laws of the Company, each as currently in effect, (ii) any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Company is a party or by which it or any of its properties or assets are bound, including any listing agreement for the Common Stock except as herein set forth, or (iii) to its knowledge, any existing applicable law, rule, or regulation or any applicable decree, judgment, or order of any court, United States federal or state regulatory body, administrative agency, or other governmental body having jurisdiction over the Company or any of its properties or assets,

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               (ii) engaging in any type of business practice; or

               (iii) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

                 (4) Such Company Control Person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such Company Control Person to engage in any activity described in paragraph (3) of this item, or to be associated with Persons engaged in any such activity; or

                 (5) Such Company Control Person was found by a court of competent jurisdiction in a civil action or by the CFTC or SEC to have violated any federal or state securities law, and the judgment in such civil action or finding by the CFTC or SEC has not been subsequently reversed, suspended, or vacated.

                 m. NO UNDISCLOSED LIABILITIES OR EVENTS. To the best of the Company's knowledge, the Company has no liabilities or obligations other than those disclosed in the Transaction Agreements or those incurred in the ordinary course of the Company's business since the Last Audited Date, or which individually or in the aggregate, do not or would not have a Material Adverse Effect. No event or circumstances has occurred or exists with respect to the Company or its properties, business, operations, condition (financial or otherwise), or results of operations, which, under applicable law, rule or regulation, requires public disclosure or announcement prior to the date hereof by the Company but which has not been so publicly announced or disclosed. Except for the Certificate of Incorporation Amendment, there are no proposals currently under consideration or currently anticipated TO BE UNDER CONSIDERATION by the Board of Directors or the executive officers of the Company which proposal would
(x) change the articles or certificate of incorporation or other charter document or by-laws of the Company, each as currently IN effect, with, or without shareholder approval, which change would reduce or otherwise adversely affect the rights and powers of the shareholders of the Common Stock or (y) materially or substantially change the business, assets or capital of the Company, including its interests in subsidiaries.

                 n. NO INTEGRATED OFFERING. Neither the Company nor any OF ITS AFFILIATES nor any Person acting on its or their behalf has, directly or indirectly, at any time since ___________ made any offer or sales of any security or solicited any offers to buy any security under circumstances that would eliminate the availability of the exemption from registration under Regulation D in connection with the offer and sale of the Securities as contemplated hereby.

                 o. DILUTION. The number of shares issuable upon exercise of the Warrant may have a dilutive effect on the ownership interests of the other shareholders (and Persons having the right to become shareholders) of the Company. The Company's executive officers and directors have studied and fully understand the nature of the Securities being sold hereby and recognize that they have such a potential dilutive effect. The board of directors of the Company


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         IN WITNESS WHEREOF, with respect to the Purchase Price specified below, this Agreement has been duly executed by the Buyer and the Company as of the date set first above written.

  PURCHASE PRICE:                               $ 250,000.00


                                       BUYER:
                                       ------

                                       Cambridge Mercantile Corp.
                                       25 Adelaide Street E.
                                       Toronto, Ontario M5C 3A1









                                            By:_________________________________
Telecopier No.________________________         (Signature of Authorized Person)


                                            ____________________________________
______________________________________      Printed Name and Title
Jurisdiction of Incorporation
or Organization

                                     COMPANY
                                     -------

BRILLIANT TECHNOLOGIES CORPORATION


By: /s/ Allan Klepfisz
    ----------------------------
(Signature of Authorized Person)

Allan Klepfisz, President
--------------------------------
  Printed Name and Title


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